Exhibit 15.3

Consent of Ogier

Consent Letter

31 March 2026

To:	Intelligent Group Limited

Dear Sir/Madam,

We hereby consent to the references to our firm’s name in Intelligent Group Limited’s registration statement on Form 20-F, which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof. We also consent to the filing of this consent letter with the SEC as an exhibit thereto.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Ogier
Consent of Ogier